UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 21, 2004

Alliance Pharmaceutical Corp.
(Exact name of registrant as specified in its charter)

New York	0-12950	14-1644018
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6175 Lusk Boulevard, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (858) 410-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

        In April 2004, the registrant’s subsidiary, PFC Therapeutics LLC (“PFC”), and Nycomed Denmark ApS (“Nycomed”) entered into a Development, Assignment and Supply Agreement pursuant to which the registrant granted to Nycomed the right to develop and commercialize its primary product, Oxygent, in Europe (the “Nycomed Agreement”). The Nycomed Agreement also included an option for Nycomed to acquire the right to market and sell Oxygent in China. On July 2, 2004, Nycomed notified the registrant that it was unilaterally terminating the Nycomed Agreement effective August 16, 2004. As a result, the rights to Oxygent in Europe and China have reverted back to PFC, and the registrant is actively looking for a new partner or partners to develop and commercialize Oxygent in both of these regions. Subsequently, in July 2004, a dispute arose between the registrant and some of the investors who participated in the registrant’s private placement of common stock and warrants to purchase common stock that was completed on June 8, 2004 (the “June Private Placement”). After considering all of the facts and circumstances relevant to the dispute, the registrant’s board of directors determined that it was in the registrant’s and the registrant’s stockholders’ best interests to offer, as a settlement of the dispute, to rescind the June Private Placement.

        On September 21, 2004, investors holding 30,546,423 shares of common stock and warrants to purchase 22,909,821 shares of common stock representing approximately $10,700,000 of the total of approximately $11,000,000 invested in the June Private Placement elected to rescind the June Private Placement (the “Electing Investors”). In doing so, each of these investors entered into the following agreements with the registrant: (i) a Rescission and Settlement Agreement (the “Rescission Agreement”), (ii) a Senior Convertible Promissory Note Purchase Agreement (the “Note Purchase Agreement”), and (iii) a Registration Rights Agreement (the “Debt Registration Rights Agreement”), in each case dated September 21, 2004. In addition, each such investor returned to the registrant its stock certificate and warrant representing the number of shares and the warrant it received in the June Private Placement for cancellation.

        The Rescission Agreement provides for the rescission by mutual agreement of the Securities Purchase Agreement and Registration Rights Agreement, in each case dated May 27, 2004 (the “June Private Placement Agreements”) as between each Electing Investor and the registrant, and also includes a general release by each of the Electing Investors in favor of the registrant, its officers, directors, employees, agents, successors, assigns, control persons, member, managers, partners, attorneys and any other subsidiary or affiliate entity of any claims arising from or related to the June Private Placement Agreements or the June Private Placement.

        In connection with the rescission of the June Private Placement Agreements, each Electing Investor and the registrant also entered into the Note Purchase Agreement pursuant to which the registrant issued to each Electing Investor a senior convertible promissory note (the “Senior Notes”) in a principal amount that was equal to such Electing Investors investment amount in the June Private Placement. The terms and conditions of the Senior Notes are more fully described in Item 2.03 below.

        In addition, the Electing Investors and the registrant entered into the Debt Registration Rights Agreement pursuant to which the registrant has agreed to register for resale the common stock of the registrant that may be issued to the Electing Investors upon conversion of the Senior Notes. Pursuant to the Debt Registration Rights Agreement, the registrant is obligated to file a registration statement on Form SB-2 on or prior to September 30, 2004 to effect such registration. If the registrant fails to file such registration statement on or prior to such date, certain liquidated damages will accrue until the date such registration statement is filed.

Item 2.03    Creation of a Direct Financial Obligation.

        On September 24, 2004, the registrant closed the sale and issuance of the Senior Notes in the aggregate principal amount of approximately $10,700,000. Interest under the Senior Notes accrues at a rate of six percent (6%) per annum. All principal and accrued interest under the Senior Notes is due and payable in full on March 24, 2006. The lenders under the Note Purchase Agreement have appointed three representatives to a committee (the “Lender Committee”) who are empowered by majority vote to make certain decisions on behalf of all the lenders.

        Each holder of a Senior Note may convert all outstanding principal balance and accrued interest under such Senior Note into shares of the registrant’s common stock at any time at a conversion price of $0.25 (the “Conversion Price”). In addition, the Senior Notes automatically convert into shares of the registrant’s common stock at the Conversion Price: (i) immediately prior to (A) the consummation of a consolidation or merger of the registrant with or into any third party (whether or not the registrant is the surviving corporation), or (B) the sale, assignment, conveyance, transfer or other disposition of all or substantially all of the registrant’s properties or assets, in one or more related transactions, to another person, in each case where the gross proceeds to the registrant in such transaction represent an aggregate amount equal to per share consideration of $0.50, but only if the Lender Committee has approved such conversion in accordance with the provisions of the Note Purchase Agreement. In the event the Lender Committee does not approve such conversion and the Senior Notes are to remain outstanding upon consummation of such transaction, the person formed by or surviving any such consolidation or merger (if other than the registrant) or the person to which the such sale, assignment, transfer, conveyance or other disposition is to be made, must assume the registrant’s obligations under the Senior Notes and, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred on the date of determination must be Creditworthy (as that term is defined in the Note Purchase Agreement), (ii) on the date that (A) the average daily trading volume of shares of the registrant’s common stock has been more than 250,000 shares, and (B) the volume weighted average price of a share of the registrant’s common stock, as reported by Bloomberg, L.P., has been $0.50 or greater, in each case, for the forty-five (45) consecutive trading days prior to such date, provided that the shares of common stock to be issued upon such automatic conversion are then covered by an effective registration statement and are freely tradable by the holder thereof, or (iii) at the closing of a primary public offering of the registrant’s common stock in which gross proceeds to the registrant are equal to or greater than $25,000,000 and the sale price per share of common stock in such offering is at least $0.50.

        In addition, pursuant to the terms of the Note Purchase Agreement, for so long as the Senior Notes are outstanding, the registrant may not do any of the following without the prior approval of the Lender Committee:

(i)	amend, alter or repeal the registrant’s Restated Certificate of Incorporation or bylaws in a manner that materially and adversely affects the holders of the Senior Notes;

(ii)	(1) agree to or effect a consolidation or merger with or into another person (whether or not the registrant is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another person, unless, in each case (i) the transaction specifically provides that the Senior Notes will be paid off in full, including accrued and unpaid interest through the date of such transaction, in connection with the closing of such transaction, or (ii) (A) the gross proceeds to the registrant in such transaction represent an aggregate amount equal to per share consideration of $0.50 or greater on a fully-diluted basis, and (B) in the event the Senior Notes are to remain outstanding subsequent to any such transaction the person formed by or surviving any such consolidation or merger (if other than the registrant), or to which such sale, assignment, transfer, conveyance or other disposition is to be made (I) assumes all of the registrant’s obligations under the Senior Notes and (II) on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred on the date of determination, is Creditworthy (as that term is defined in the Note Purchase Agreement);

(iii)	declare or pay any dividend or make any other payment or distribution on account of the registrant’s common stock or common stock equivalents, other than the Senior Notes (including, without limitation, any payment in connection with any merger or consolidation involving the registrant) or to the direct or indirect holders of the registrant’s common stock or common stock equivalents, other than the Senior Notes, in their capacity as such;

(iv)	directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any indebtedness the terms of which provide that it is to be senior in right or payment to or to rank pari passu with the Senior Notes;

(v)	incur any indebtedness the terms of which provide that it is to be subordinated in right of payment to the Senior Notes or enter into lease transactions, in each case, in an amount greater than $250,000, except that this restriction shall not apply to lease transactions and other transactions entered into in the ordinary course of the registrant’s business;

(vi)	make any loans or loan guarantees, except such loans to non-executive officers or persons who do not serve as the registrant’s directors as may be authorized pursuant to the terms of any of the registrant’s equity incentive plans that has been approved by our board of directors in accordance with applicable laws and regulations;

(vii)	directly or indirectly, create, incur, assume or suffer to exist any lien, pledge, charge, security interest, assignment or encumbrance of any kind securing indebtedness or trade payables on any property or asset now owned or hereafter acquired by the registrant having a value greater than $250,000;

(viii)	sell, lease, convey or otherwise dispose of or encumber any property or asset now owned or hereafter acquired by the registrant other than in the ordinary course of the registrant’s business;

(ix)	materially alter the registrant’s fiscal 2005 budget;

(x)	make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of the registrant’s (or the registrant’s subsidiaries’) affiliates (as such term is defined in the Securities Exchange Act of 1934, as amended) except that this restriction shall not apply to any employment agreement in effect as of the date of the Note Purchase Agreement;

(xi)	award or pay any bonus to any executive officer or director in an amount greater than amounts paid by the registrant in the ordinary course of business consistent with the registrant’s past practice;

(xii)	maintain on hand less than Five Million Five Hundred Thousand Dollars ($5,500,000) in cash and cash equivalents, except that this restriction shall cease to apply on such date as the registrant has entered into a binding agreement for the joint development of Oxygent with a Qualified Third Party (as defined below) who, pursuant to such agreement, is obligated as of the date of such agreement either (i) to contribute cash in the amount of at least $5,500,000 to the formation of a joint venture or to make payments directly to the registrant as license fees that are not contingent on the approval of Oxygent for marketing by any regulatory authority, (ii) to incur expenditures and/or undertake activities, in each case that are not contingent on the approval of Oxygent for marketing by any regulatory authority, and that result in an offset to expenditures that would otherwise be incurred by the registrant in the aggregate amount of at least $5,500,000 over the life of the agreement, in each case to enable the registrant to undertake clinical trials of Oxygent, or (iii) to undertake any combination of the foregoing such that such third party is obligated to make expenditures and/or undertake activities, in each case that are not contingent on the approval of Oxygent for marketing by any regulatory authority, and that result in an offset to expenditures that would otherwise be incurred by the registrant in an aggregate amount of at least $5,500,000 over the life of the agreement and for the purpose of developing and/or commercializing Oxygent; upon the entry into force of any such agreement, the registrant shall notify the members of the Lender Committee. “Qualified Third Party” means any company having the appropriate capabilities and with annual sales of no less than $100 million and with an annual net worth of no less than $100 million.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE PHARMACEUTICAL CORP.
By: /s/ Duane J. Roth
Duane J. Roth
Chief Executive Officer

Dated September 24, 2004